Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements No. 333-172448 and No. 333-222117 on Form S-8 of Contango Ore, Inc. of our report dated August 30, 2018 relating to the consolidated financial statements of Contango Ore, Inc., appearing in this Annual Report on Form 10-K of Contango Ore, Inc. for the year ended June 30, 2018.

/s/Moss Adams

Houston, Texas

August 30, 2018